Exhibit 99.1

FOR IMMEDIATE RELEASE

September 14, 2012

Contacts:                          Brian L. Vance, President and Chief Executive Officer

Heritage Financial Corporation

(360) 943-1500

Kurt F. Graff, President and Chief Executive Officer

Northwest Commercial Bank

(253) 581-9100

HERITAGE FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE

NORTHWEST COMMERCIAL BANK OF LAKEWOOD, WA

Olympia, Washington, and Lakewood, Washington / September 14, 2012 / PRNewswire / – (NASDAQ GS: HFWA) Heritage Financial Corporation, the parent company of Heritage Bank, today announced the signing of a definitive agreement to acquire Northwest Commercial Bank (“NCB”) of Lakewood, Washington for cash consideration of $3.0 million, or $5.50 per share. The NCB shareholders can potentially receive additional consideration based on an earn-out structure, which could provide an additional $1.8 million, or $3.34 per NCB share. Prior to closing NCB will redeem outstanding TARP preferred stock of approximately $2.0 million from the U.S. Treasury.

The boards of Heritage Financial Corporation, Heritage Bank and NCB unanimously approved the transaction, which is subject to approval by NCB’s shareholders, as well as regulatory approvals and other customary conditions of closing. Upon closing of the transaction, which is anticipated to take place in the fourth quarter of 2012, NCB will be merged into Heritage Bank.

The addition of NCB will provide Heritage Bank an expanded presence in Lakewood in Pierce County and a new Auburn branch in King County. Founded in 2002, NCB offers banking services to individuals, professionals and small business clients throughout the Tacoma and south King County areas. As of June 30, 2012, NCB had approximately $72.1 million in total assets, $51.9 million in net loans, $63.2 million in deposits and $8.4 million in equity.

Kurt Graff, President and Chief Executive Officer of NCB commented, “We are very pleased to be joining the Heritage Bank team, which brings superb resources to our organization. This combination is significantly positive for our shareholders, employees, and customers. With a similar culture and approach to banking, this merger creates an opportunity for us to increase our product offerings as well as expand service capabilities, all to the benefit of our customers.”

Brian Vance, Chief Executive Officer of Heritage Financial Corporation and Heritage Bank added, “We are pleased about the acquisition of Northwest Commercial Bank and our continued growth in Lakewood and Auburn. Kurt and his team built a solid franchise that we believe we can leverage with additional products, capital, and increased lending limits. We look forward to having NCB join the Heritage Bank team.”

Heritage Financial Corporation was advised in the transaction by D.A. Davidson & Co. as financial advisor and Breyer & Associate PC as legal counsel. NCB was advised by McAdams Wright Ragen Inc. as financial advisor and Graham & Dunn PC as legal counsel.

About Heritage Financial Corporation

Heritage Financial Corporation (Ticker Symbol “HFWA”) is an Olympia-based bank holding company with approximately $1.3 billion in assets whose wholly owned banking subsidiaries are Heritage Bank and Central Valley Bank. Heritage Bank operates a full-service commercial bank primarily along the I-5 corridor with twenty-seven banking offices in western Washington and the greater Portland, Oregon area. Central Valley Bank, headquartered in Yakima, Washington, operates six branches in the Yakima Valley. Central Valley Bank specializes in agricultural lending and works with many of the businesses in that region. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

About Northwest Commercial Bank

Northwest Commercial Bank (“NCB”) was established in July 2002. NCB primarily serves individuals, professionals and small business clients throughout Pierce and King Counties. NCB operates its headquarters office in Lakewood, Washington and a branch office in Auburn, Washington.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate,” “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Heritage Financial Corporation, particularly its Form 10-K for the year ended December 31, 2011, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include whether NCB’s shareholders approve the merger, whether the companies receive regulatory approval for the merger, whether the conditions to closing are satisfied, the timing of the closing and management’s ability to effectively integrate the companies.